Account Number
11717

MS - 20(1)

Name of Borrower	Address and Post Code	Telephone No.	Identity/Corporate No.
Federman Enterprises Ltd	99 Hayarkon Street, Tel Aviv 63432		Private Company 51-227839-1

To
Bank Hapoalim Ltd.,
Ben Yehuda Branch (689)

LETTER OF UNDERTAKING FOR REPAYMENT OF LOAN IN FOREIGN CURRENCY WHICH WAS MADE ON: MARCH 26, 2007

1. **SUBSTANCE OF THE UNDERTAKING**

1.1 Bank Hapoalim Ltd., (hereinafter: **the Bank**) has loaned or will be lending the undersigned as the Borrower/Borrowers (hereinafter: **the Borrower)** and the Borrower has borrowed and has received or shall borrow and shall receive from the Bank a sum of **20,000,000 (twenty million) US dollars** (hereinafter: "**the Capital Sum**") in US dollars currency (hereinafter: **the Loan Currency).** The signature of the Borrower on this Letter of Undertaking, with the addition of the crediting of the account the number of which is stated in the heading of this Letter of Undertaking (hereinafter: **the account)** with the Capital Sum, constitutes the agreement of the Bank to make the Capital Sum available to the Borrower and the Borrower's confirmation of receipt of the Capital Sum. The date on which the account is to be credited with the amount of the Capital Sum shall hereinafter be called: **the date of the making of the Loan.**

1.2 The Borrower hereby gives the Bank an instruction to charge Account No. 11717 (hereinafter: **the account to be charged)** with the amounts necessary for repayment of all payments of the Capital Sum, the interest (as such is defined hereunder) the expenses, the commissions as well as other payments that become due from the Borrower as specified hereunder (all the said amounts and any part of them shall hereinafter be called "**the Loan").**

Without derogating from the rights of the Bank under this Letter of Undertaking and/or under any other document and/or form that the Borrower has signed and/or will sign in the future and/or under any law - the Borrower is aware that in any case in which it becomes evident that no credit balance

exists on the account to be charged on any payment date, or any unutilized credit facility, in the full amount of the amount to be charged to the Loan Account - the Bank will be entitled not to execute the said instruction on the aforementioned payment date until the first business day thereafter on which there is a sufficient balance in the account to be charged. Where the Bank has charged the account to be charged and it has appeared that there is an insufficient balance in the account to be charged, the Bank may cancel any such charge and treat any amount in respect of which the charge has been cancelled, as being an unpaid amount on the Loan account, and may accordingly take any action that it sees fit in accordance with this Letter of Undertaking.

The Borrower is aware that the Bank is under no obligation to examine whether on the date of execution of the said instruction, as aforesaid, a credit balance or unutilized credit facility exists for effecting such charges as have been credited or are likely to be credited to the aforementioned account that is to be charged, on that date, and the Borrower shall bear all such expenses that can and might arise from the non-existence of a credit balance or unutilized credit facility.

The Borrower is aware that the debit balance that arises from the aforementioned charges may bear interest at a higher rate than the late payment interest rate on the Loan (as stated hereunder in Section 6.2) all subject to other written agreements between the Borrower and the Bank.

The Borrower is aware that in any case in which the said instruction is not carried out, the aforementioned unpaid amount shall bear interest at the rate specified hereunder in Section 6.2.

2. PURPOSE OF THE LOAN

The Capital Sum is being provided for the purpose of financing and refinancing acquisition of shares of Elbit Systems Ltd.
And the Borrower undertakes to use the Capital Sum for such purpose only.

3. TERMS OF REPAYMENT OF THE CAPITAL SUM

The Borrower undertakes to repay the Capital Sum in the Loan Currency as set forth hereunder:
In 28 equal and consecutive installments, every three months, commencing from December 26, 2008 and terminating on September 26, 2015.

4. INTEREST

4.1 Cancelled;

4.2 Variable Interest

4.2.1 The Interest Rates

The Borrower shall pay the Bank variable interest according to the Bank's calculations, commencing from the date on which the loan is made, which is

comprised of interest at the "Libor" rate (as such is defined hereunder) with the addition of a margin on such rate of 1% (one percent) per annum (hereinafter - **the Interest).**

As at the date of this Letter of Undertaking the rate of interest for the first updating period (as defined hereunder) is ___% (__________percent) per annum, which comprises "Libor at the rate of ________% (______ percent) per annum with the addition of the foregoing margin.

Without derogating from what is stated in Section 4.2.3 below, it is clarified that the rate of interest for the first updating period shall in practice be determined in accordance with the "Libor" rate in effect on the date on which the loan is made and all in accordance with the period of the update in section 4.3 hereunder.

4.2.2. The following provisions and definitions shall be applied in determining the rate of interest applicable from time to time on the Capital Sum:

"**Libor"**(LONDON INTERBANK OFFERED RATE) - means: the rate of interest that is prescribed by the Bank as the highest rate of interest (rounded upwards to the nearest 1/32 of one percent), which is being offered to it on the determining date (as such is defined hereunder) in the inter-banking market in London, [on] deposits in the loan currency for the period corresponding to the relevant updating period, or approximate thereto (as such is defined hereunder) and as is quoted at 11 AM (London time), (there are instances and which include cases where the updating period exceeds one year, in which the interest rate will be quoted at another time) and will be published by the Reuters News Service.

If on any relevant date the data base on which Reuters is based, changes, or the Libor Rate is not published by Reuters as aforesaid for any reason whatsoever, the Libor Rate shall be determined in the aforementioned manner in accordance with any other publication which could in the opinion of the Bank constitute an appropriate substitute for Reuter's publication.

Notwithstanding the foregoing, in any case in which the Bank determines that on any relevant date for fixing the Libor Rate it is unable to obtain deposits in the Inter-Banking Market in London as aforesaid, or in a case in which in the opinion of the Bank there is no appropriate substitute to publication by Reuters as aforesaid, in that event the Libor Rate for the purpose for determining the interest rate shall be such rate as is fixed from time to time by the Bank as the interest rate that the Bank could have obtained in the inter-banking market in London on inter-bank deposits in the Loan Currency for the period corresponding to the relevant updating period.

"**The determining date"** - means, in relation to any updating period (as is defined hereunder), a day that is two business days prior to the date of commencement as such updating period (as is defined hereunder). For the purposes of the definition of the determining date a business day shall mean "a banking business day" as such is defined in the Banking Regulations (Service

to Customer) (Date of Debiting and Crediting of Checks), 5752-1992 and on which the banks in London are also open for business.

"**Banking Business Day**" - in the Banking Regulations (Service to Customer) (Date of Debiting and Crediting of Checks), 5752-1992 the meaning thereof - is any day except a Saturday, non-working days, the two days of Rosh Hashanah, the eve of Yom Kippur and Yom Kippur, the first and eighth days of Succoth, Purim, the first and seventh days of Pesach, Independence Day, the Feast of Shavuot and the 9th of Av, and except for any other day which is prescribed by the Inspector of Banks as a day that is not a Banking Business Day.

4.2.3 **"Updating Period"**
The interest that applies on the Capital Sum shall be fixed by the Bank in advance every three months (hereinafter: **the updating period)**, on the date of commencement of the relevant updating period, taking into account the Libor Rate/s that is/are being applied by the Bank for the relevant updating period.
The Borrower declares that it is aware that notwithstanding what is stated in this sub-section and without prejudice to what is stated in it, the first and/or last updating period is/are likely to be shorter or longer than the other updating periods, all at the discretion of the Bank and in accordance with such terms and conditions as have been prescribed for repayment of the Capital Sum and/or the Interest.

4.2.4 The Interest Payment Dates
The Interest (but not including late payment interest) shall be repaid by the Borrower to the Bank in the Loan Currency as specified hereunder:
At the end of every period of three months (hereinafter - "**the interest period")** calculated on the unpaid balance of the Capital Sum such as it is from time to time, that applies from the commencement of the interest period and until the expiration thereof, in accordance with the interest rate that has been fixed for the updating period during which such interest period applies.

4.3 The Interest shall be paid in the Loan Currency and shall be calculated on the basis of the number of days that have actually elapsed divided by 360.

5. **PAYMENTS TABLE**

Details of the payments and of the dates of the capital and interest payments and the dates of updating of the interest shall be included in a loan payments table which shall be sent to the Borrower by the Bank shortly after the date on which the loan is made and the contents thereof shall constitute an integral part of this Letter of Undertaking.

If the payments table has not reached the Borrower within 30 days of the date on which the account is credited with the amount of the Capital Sum, the Borrower undertakes to notify the Bank of this in writing, and in the absence of such a

notification, what is stated in the copy of the payments table in the possession of the Bank, shall be applicable.

6. LATE PAYMENT INTEREST AND SURCHARGES

6.1 Cancelled

6.2

(a) If the Borrower fails to make payment on time of any amount that it owes the Bank in accordance with this Letter of Undertaking or if the Borrower does not immediately repay the Loan in accordance with what is stated hereunder in Section 10, such amount shall bear late payment interest at the following rates: during the period from the date prescribed for payment of such amount in accordance with this document, or if no repayment date has been prescribed for it - from the date on which it has been demanded that the Borrower pay it, and until the actual date of payment thereof, but no later than the expiration of 21 days from the date of the said payment, the late payment interest shall be the interest as such is defined above in Section 4.2.1 with the addition of a rate of 2% per annum, during the period following the expiration of such 21 day period and until the date of actual payment of such amount, the late payment interest shall be the interest as such is defined above in Section 4.2.1 with the addition of a rate of 3.5% per annum (hereinafter: **"late payment interest" or "interest at the maximum rate").**

In the event of the Bank having made a binding commitment to any competent authority or to another party in writing that with regard to the Loan the late payment interest that is to be collected from the Borrower shall be at another rate, in that event late payment interest shall be such rate as has been agreed as aforementioned in writing. In the event of any existing legal restriction or provision as to late payment interest including regulations of the Bank of Israel, late payment interest shall be in accordance with what is provided by law including in Bank of Israel Regulations.

(b) Late payment interest shall be calculated by the Bank on the daily, weekly or other balances, at the sole discretion of the Bank, and shall be paid by the Borrower or shall be added to the Capital Sum at the end of each month, or any other period that is prescribed by the Bank at its sole discretion.

7. MANNER AND PLACE OF PAYMENT/TAXATION/BUSINESS DAY

7.1

(a) All such payments as are to be made by the Borrower to the Bank under this Letter of Undertaking shall be paid to the Bank clear of any tax, deduction, levy and/or mandatory payment, without set-off or counter claim, in freely convertible foreign currency that is the Loan Currency, at the branch in which the Loan was made available to the Borrower, or at

such other place as shall be prescribed for this by the Bank, and provided that if another place has been prescribed as aforesaid the Borrower shall be given 30 days advance notice thereof.

(b) If the Borrower is required, or any financial institution through which payment is being made is required at any time, either under any law and/or administrative regulation of any authority or of any central bank, to deduct tax or to pay tax in respect of any payment that is due from the Borrower in relation to the loan, the amount that is due from the Borrower shall be increased in respect of the said payment by the amount required in order to ensure that such aforesaid deduction or payment is received by the Bank as a net amount on the payment date, which is equivalent to the amount that the Bank would have received had such deduction or payment in respect of tax not been required. The Borrower shall indemnify the Bank for any actual loss or cost incurred by the Bank due to any omission and/or breach committed in making such deduction or payment of tax or due to non-payment of the increased amount. The Borrower shall immediately deliver to the Bank all receipts, certifications and/or other proof that are evidence of the amounts paid or that are payable in respect of any such aforementioned deduction or payment of tax.

7.2

(a) If the date of payment of any amount due from the Borrower under this Letter of Undertaking and/or if the last day of any interest period and/or if the date of commencement of the relevant updating period, falls on a day that is not a business day, payment shall be made and/or the interest period in question shall be extended and/or the date of commencement of the updating period shall be deferred, as the case may be, on or to, as the case may be, the next following day that is a business day and shall bear interest at the requisite rate under Section 4 above; it is clarified that if under Section 4 reference is to variable interest in that event the interest rate shall be the rate that applies in such updating period or the aforementioned extended updating period as the case may be. Notwithstanding the foregoing, collection charges shall not bear interest. The foregoing shall be correct other than if as a result thereof the payment or the last day of any interest period or the date of commencement of the relevant updating period falls in the next calendar month, in which event such payment or the last day of the interest period or the date of commencement of the updating period, as the case may be, shall be advanced to the previous day that is a business day.

(b) When any payment on account of the Capital Sum falls due in a calendar month in which an interest period comes to an end, the date of payment shall apply on the last day of such interest period in order to ensure that the date of the making of payment on account of the Capital Sum and the date of payment of interest shall apply on the same day.

8. EARLY REPAYMENT

The Borrower may, without requiring the Bank's consent, make early repayments on account of the Capital Sum and/or the Interest and/or the additional interest and/or the commissions and/or other payments in connection with the Loan before the due day prescribed for repayment thereof, subject to the following aggregate conditions:

8.1 The Borrower's request to make an early repayment of any amount on account of the Loan as aforesaid shall be delivered to the Bank in writing at least 10 (ten) business days in advance and shall be irrevocable, it shall state the amount that is to be repaid early and the date of early repayment thereof.

8.2 The early repayment of the amount as requested by the Borrower in relation to the Loan shall be made at the expiration of the interest period ending immediately after such period of 10 (ten) days has elapsed, and shall be accompanied by payment of the interest that has accumulated on such amount up to the date on which the early repayment is actually made.

8.3 That there is no legal impediment to the making of the requested early repayment.

No early repayment commission shall be due to the Bank from the Borrower on early repayment in accordance with the foregoing conditions set out herein in Section 8. In any other case not in accordance with the foregoing conditions of this Section, where the Bank agrees to early repayment of any amount on account of the Loan (without it being obliged to do so) early repayment commission shall be due to the Bank from the Borrower at such rate as the Bank shall notify the Borrower.

9. SECURITIES

It is expressly agreed that the Debenture dated March 12, 2007 as amended from time to time (hereinafter - **the Mortgage Document)** constitutes an integral part of this Letter of Undertaking and all such provisions, terms and conditions, declarations and obligations as are contained and that shall be contained in the future in the Mortgage Document, constitute an integral part of this Letter of Undertaking and what is contained herein. Furthermore it is hereby expressly stipulated that this Letter of Undertaking is not to be construed as varying the Mortgage Document or derogating from it, unless otherwise stated in the Mortgage Document.

10. IMMEDIATE REPAYMENT OF THE LOAN

Without prejudice to the generality of the provisions of this Letter of Undertaking, the Bank may, in any of the cases enumerated hereunder, call for immediate repayment of the Loan. In such a case, the Borrower undertakes to pay the Bank all such amounts as are due and that will become due to the Bank in the future on account of the Loan and/or under and in connection with this Letter of Undertaking, or any part of such amounts in respect of which payment thereof is demanded by

the Bank, with the addition of interest at the maximum rate and the Bank will be entitled to charge any account of the Borrower and/or any of the individuals comprising the Borrower with the aforementioned amounts or with any relevant part thereof and to take all such measures as it deems appropriate for the recovery thereof, and in particular to realize all the securities in any way that the law permits, on the Borrower's account, and such cases are as follows:

10.1 If the Borrower commits a breach of and/or fails to perform any one of the conditions of this Letter of Undertaking or any other binding commitment that the Borrower has entered into and/or shall in future enter into *vis a vis* the Bank in connection with the Loan, whether in accordance with this Letter of Undertaking or in accordance with any other document, and has not rectified such breach within two weeks of receipt of a written demand from the Bank and/or if it should transpire that any declaration made by the Borrower in this Letter of Undertaking and/or any other declaration that has been furnished and/or will in future be furnished to the Bank by the Borrower is not true or is inaccurate;

10.2 If the Borrower adopts a resolution for voluntary winding-up; and/or if a winding-up petition and/or a bankruptcy petition is filed against the Borrower and/or a winding-up order or a bankruptcy order is issued against the Borrower; and/or if a temporary, permanent or other liquidator is appointed for the Borrower or a special manager or trustee and/or if an application is filed for a stay of proceedings in relation to the Borrower and/or such a stay of proceedings order is issued; and/or if contacts are proceeding for the purpose of formulating an arrangement or offer of compromise between the Borrower and its creditors and/or its members or between the Borrower and any particular class thereof and/or if such an arrangement or compromise proposal as aforesaid is approved; and/or if the name of the Borrower is about to be deleted or is in the future deleted from any register that is kept by law;

Notwithstanding the foregoing it is agreed in relation to cases in which winding-up petitions and/or applications for a stay of proceedings have been filed (other than with the consent of or at the initiative of the Borrower) and/or for an arrangement and/or a compromise proposal by third parties (in other words neither by the Borrower or by the Bank), then if orders have not yet been issued in accordance with the aforementioned applications in respect of them - and the relevant application is dismissed within thirty days of having been filed or in a case in which such orders have been issued and such orders have been set aside within thirty days of having been issued, and no other ground has arisen, at the sole discretion of the Bank,. for calling for the immediate repayment of the Loan, the Bank shall not continue with proceedings for realization of the mortgage in accordance with the Mortgage Document, as such is defined above in Section 9, in so far as such proceedings have commenced, and such proceedings shall be discontinued by the Bank;

10.3 If an application is filed for a Receiver over the Borrower's property or over part of it and/or if an order is issued for the appointment of a Receiver as aforesaid and/or and if a permanent and/or temporary and/or other Receiver is

appointed over the Borrowers property or over any part of it. No withstanding the foregoing it is agreed in respect of cases in which applications have been filed for receivership by third parties (in other words neither by the Borrower or by the Bank), then if orders have not yet been issued in accordance with the aforementioned applications in respect of them - and the relevant application is dismissed within 30 days of having been filed or in a case in which such orders have been issued and such orders have been set aside within thirty days of having been issued, and no other ground has arisen, at the sole discretion of the Bank for calling for the immediate repayment of the Loan, the Bank shall not continue with proceedings for realization of the mortgage in accordance with the Mortgage Document, as such is defined above in Section 9, in so far as such proceedings have commenced, and such proceedings shall be discontinued by the Bank;

10.4 If an attachment is made or similar action taken to levy execution, or any other collection proceeding is taken on some or all of the Borrower's property or on the mortgaged property in accordance with the mortgage deed as defined in Section 9 above, in whole or in part, in respect of a liability that exceeds $40,000,000 in aggregate and such attachment has not been removed within 30 days, or where within such period of 30 days the Borrower has not satisfied the Bank, at its sole discretion, that nothing in such attachment could prevent the performance of the Borrower's obligation *vis a vis* the Bank;

10.5 If the proportion of the holdings of the Borrower's shareholders such as they are on the date of signature of this Letter of Undertaking is lower than 51% of the issued share capital of the Borrower.

10.6 If the Borrower ceases to pay its debts and/or to manage its business for a period that exceeds thirty days;

10.7 If work or a substantial part thereof at the Borrower's premises ceases for a period of sixty days or more;

10.8 If it appears to the Bank at its discretion that an event has occurred that is likely to have an adverse effect on the financial ability of the Borrower in a manner that is preventing and/or will in future prevent performance of the Borrower's obligations to the Bank and the Borrower has not rectified whatever needs to be rectified (in so far as it is capable of rectification) within 14 days of receipt of a detailed demand for the same in writing from the Bank;

10.9 If the Borrower is late in the payment of any of the amounts of the Loan for a period that exceeds 7 days and has not rectified such a breach within 14 days of receipt of the Bank's written demand;

10.10 If the Borrower is required to make early repayment of some or all of the debts and liabilities that are due and/or will in future be due from the Borrower to other creditors and this is likely, in the discretion of the Bank and in accordance with its exclusive estimation, to adversely affect the Borrower's ability to meet its obligations to the Bank in accordance with this Letter of Undertaking;

10.11 If the Bank is unable to fix the interest rate or cannot finance itself in the Loan Currency for reasons that are connected with changes that have occurred in the International Money Market and/or if the Bank is unable to fix the

interest rate for any reason and/or where in the opinion of the Bank the continued availability of the Loan has become illegal or unenforceable;

10.12 If the Borrower does not provide the Bank with balance sheets, periodical financial statements, books of account and other documentary proof in relation to the state of its business, as stated hereunder in Section 14, or where the Borrower has been required to do so by the Bank and has not responded to such a demand, or where the Borrower commits a breach of regulations of competent authorities to furnish and/or publish various reports and documents that are required by law and such a breach has not been rectified within 14 days of receipt of a written demand from the Bank;

For the removal of doubt, the right of the Bank to call for the immediate repayment of the Loan and to take steps against the Borrower for recovery of such amounts as are due to and as shall become due to the Bank in the future on account of the Loan and/or under and in connection with this Letter of Undertaking in respect of each and every one of the cases enumerated in this Section 10 and in all its sub-sections, shall be a separate right and it shall be sufficient that one of the cases specified above shall be applicable in order for the Bank to exercise its said right.

11. **RIGHTS OF THE BANK**

The rights of the Bank as set out in this Section 11 and in all its sub-sections in relation to the Bank's rights of lien and of set-off, shall be exercisable by the Bank upon the occurrence of one or more of the events enumerated above in Section 10, or where an act or omission has occurred as stated above in Section 10 which has not yet matured into a "breach event" because the period of grace, if one has been granted for rectification in such cases, has not yet elapsed or because notification has not yet been sent by the Bank, if required for such purpose, and the Bank believes that a postponement of the exercise of its rights is likely to cause a deterioration in the Bank's position or adversely effect any of its rights - as a result of cases of the imposition of an attachment order, notification of a receivership order in respect of the Borrower or a similar occurrence, in that event in such circumstances the Bank may take action to exercise its rights under Section 11 immediately, without waiting for the period of grace to expire or for the sending of a notice by the Bank, whichever is applicable.

11.1

(a) Subject to what is stated in Section 30 of the Mortgage Document as such is defined above in Section 9, the contents of this Section shall apply as follows: (1) The Bank shall have rights of retention, lien, set-off and a charge over all such amounts, assets and rights as are derived from the property that is charged in accordance with the Mortgage Document as such is defined in Section 9 above, (2) the Bank may withhold such assets until full repayment of the Loan or the sale thereof and may use some or all of the proceeds of the sale for settlement of the Loan. In a case in which the amounts being set-off are deposited in a foreign currency the Borrower hereby gives the Bank advance instructions to sell the credit

balance in foreign currency at the Bank's usual rate and to off-set the proceeds of such sale against the Loan, after deduction of the requisite expenses and commissions.

(b) Without derogating from the Bank's right of lien as aforementioned in Section 11.1 (a) and subject to what is stated in Section 30 of the Mortgage Document as such is defined in Section 9 above, the Bank may at any time:

1. Set-off any amount of the Loan that has not yet been repaid against amounts as stated above in sub-section (a), that are due from the Bank to the Borrower in any account either in Israeli currency or in foreign currency, in any manner or on any ground and this even prior to the repayment date of the amounts that are due to the Borrower from the Bank as aforesaid, against which such set-off is made.
2. To purchase and to attribute to the credit of the account any amount in foreign currency that will be necessary in order to pay off any amount of the Loan that has not yet been repaid or to sell any foreign currency standing in the Bank to the credit of the Borrower and to utilize the proceeds of sale for repayment of any amount of the Loan as yet unpaid.
3. To charge any account of the Borrower with any amount that is necessary for repayment of any amount of the Loan that has not yet been repaid, irrespective of whether the Borrower's account that is to be charged is in credit balance or in debit balance (including where the debit balance arises by reason of such account being charged by the Bank, as aforesaid), and this without derogating from the Bank's rights under the foregoing provisions of Section 6.2. Provided that if the situation in such account does not permit its charging by the Bank for the purpose of the final repayment of any amount, the Bank may elect not to charge such account, and if it has done so, it will be entitled to cancel any such charge and to treat any amount in respect of which a charge has been cancelled as an unpaid amount on account of the Loan and it may accordingly take such action as it deems appropriate in accordance with this Letter of Undertaking.
4. To effect a set-off as stated above in this Section, in any case, without any prior notice. Provided that in the following cases the Bank may effect the set-off as stated above in this Section, on a previous notice that shall be given to the Borrower 14 (fourteen) days prior to the date on which such set-off is effected:
   (a) In the case of a set-off against amounts, the date of repayment of which has not yet fallen due.
   (b) In the case of a set-off against a fixed deposit which but for such set-off would have been automatically extended or renewed to the effect that rights or benefits would have derived from it to the Borrower.
   (c) Notwithstanding what is stated above in paragraph 4, where delay in effecting such a set-off is likely to cause a deterioration in the

Bank's position or have an adverse effect on any of its rights the Bank may effect such a set-off immediately. Furthermore, in a case in which notice has been sent to the Borrower, and in the course of such period of fourteen days notice, an attachment, or notice of a receivership order arrives in connection with the party to whom the notice was sent, or a similar event occurs, the Bank may effect such set-off immediately.

(c) The Borrower hereby declares that it is aware that in cases in which the Bank exercises its foregoing rights of set-off prior to the date of repayment of the whole or part of any of its deposits, changes for the worse are likely to occur in all matters pertaining to its rights in respect of or in connection with such a deposit (such as: in relation to interest rates, linkage differentials, exchange rate differentials, rights to bonuses or loans, exemption or relief from income tax and deductions at source - if under the terms of such deposit the Borrower had such rights). The Borrower shall bear all such expenses and payments as are usual at that time in the Bank for the purpose of taking such action.

(d) Any acquisition or sale as aforementioned in sub-section 11.1 (b) shall be made at the usual rate in the Bank and subject to all such benefits as are approved for the Borrower at that time, out of amounts in Israeli currency or in foreign currency, whichever is applicable, that are standing in the Bank to the credit of the Borrower or that are received from the realization of any securities provided by the Borrower and/or that are given by and/or on its behalf to the Bank in the future.

11.2 The Bank may at any time charge the account of the Borrower including any account held jointly and severally with another/other account holder/holders, in respect of any amount that is due and that will in future be due from it in any way, including under a written demand addressed to the Borrower by the Bank as stated hereunder in Section 17 irrespective of whether the account of the Borrower that is to be charged is in credit or in debit balance (including where such debit balance arises due to the charging of such account by the Bank as aforesaid), and this without derogating from the rights of the Bank under Section 6.2 above. The Borrower agrees that in any case in which a written demand is addressed to the Borrower by the Bank to which he does not respond within such period of time as is stated in such demand, the Bank may act in accordance with what is stated in the opening passage of this section and charge any account of the Borrower with the required amount. Furthermore the Bank may attribute any amount that it receives from or on behalf of the Borrower to the credit of such account as the Bank sees fit and may transfer any amount that is standing to the Borrower's credit to any other account that it deems appropriate.

11.3 An instruction of the Borrower to debit the account to be charged as specified above in Section 1.2 shall not derogate from the right of the Bank to charge

any other account of the Borrower as specified above in Sections 11.1 and 11.2.

11.4 The Borrower confirms that the Bank's books and its accounts are correct in relation to it, that they shall be deemed to be correct and shall act as *prima facie* evidence against it in relation to all their particulars, and *inter alia* in all matters pertaining to calculation of the components of the Loan, and any other matter related to this Letter of Undertaking.

11.5 The Borrower confirms that he has been notified by the Bank about the Protection of Privacy Law, 5741-1981-to the effect that all the particulars that it furnishes to the Bank shall be used by the Bank normally in its day to day work and at its sole discretion, and that all such particulars as it has furnished to the Bank shall be stored in accordance with the Bank's requirements in the Bank's data bases and/or of whoever is supplying the Bank from time to time with computer and data processing services.

11.6 The Bank may at its sole discretion refuse to accept any instructions or notifications from the Borrower that are given to it verbally, by telephone, by facsimile or in any other way that is unreliable and/or is not in clear and legible handwriting. In a case in which the Bank agrees to act other than in accordance with the normal form of written instruction, the Borrower accepts personal responsibility for any error, misunderstanding or contradiction and for any damage, loss and/or expense that may be caused or incurred as a result of the giving of such instructions.

11.7

(a) Without derogating from the other provisions of this Letter of Undertaking, any waiver, extension, indulgence, silence, abstention from action (hereinafter: **waiver**) on the part of the Bank in relation to the non-performance or partial performance or the incorrect performance of any of the Borrower's obligations under this Letter of Undertaking shall not be deemed to be a waiver of any right on the part of the Bank other than as a consent limited to the special occasion on which it was given.

(b) Without derogating from any other provisions of this Letter of Undertaking, any variation in the obligations of the Borrower requires the obtaining of consent of the Bank in advance and in writing. Any other consent, whether verbal or by way of waiver and/or in any other manner that is not in writing shall not be deemed to constitute consent.

11.8

(a) In each of the cases specified above in Section 10 the Bank may use all such means as it deems necessary in order to recover the Loan and to exercise all its rights under this Letter of Undertaking, including realization of the property that is charged under the Mortgage Document,

as such is defined above in Section 9, either in whole or in part, and to utilize the proceeds of such realization in repayment of the Loan without the Bank being under any obligation to firstly realize other guarantees or securities, if the Bank has any.

(b) Cancelled

(c) The Bank may, by means of a Court or by the Execution Office or in any other manner prescribed by law, realize any mortgaged and/or other property *inter alia* by the appointment of a Receiver and Manager and/or Trustee and/or Special Manager on behalf of the Bank who shall have *inter alia* the following powers and may:

1. Take possession of any mortgaged and/or other property or part of it;
2. Manage the Borrower's business and participate in the management thereof as he sees fit;
3. Sell or agree to sell mortgaged and/or other property in its entirety or part of it, transfer it or agree to dispose of it in any other way under such terms and conditions as it shall deem appropriate;
4. Make any other arrangement in relation to mortgaged and/or other property or any part of it, as it deems appropriate.

(d) All such revenues as are received on account of the loan, as well as all such revenues as are received by the Receiver and Manager and/or the Trustee and/or the Special Manager from the mortgaged and/or other property as well as any proceeds that are received by the bank and/or the Receiver and Manager and/or the Trustee and/or the Special Manager from the sale of the mortgaged and/or other property or part of it shall be credited in accordance with the following order:

1. For the payment of all such expenses as have been and/or will in future be incurred in connection with recovery of the Loan and/or other amounts and including the expenses of the Receiver and Manager and/or the Trustee and/or the Special Manager and his remuneration of such an amount as shall be fixed by the Bank or that is approved by the Court or the Execution Office;
2. For the payment of all the amounts of the Loan that are not of a capital nature which are due to the Bank in respect of interest, payment of damages, commissions and any other expenses that are due to or become due in future to the Bank under this Letter of Undertaking;
3. For payment in settlement of the Capital Sum;

Or in such other order of attribution as shall be stipulated by the Bank.

11.9 If at the time of a sale of mortgaged or other property payments of any amounts on account of the Loan have not yet become due (hereinafter: **the said amounts)** or are only contingently due in the future to the Bank, the Bank may collect out of the proceeds of sale, such an amount as is sufficient in order to cover the said amounts, and the amount that is to be collected and

which has not yet been credited for payment in settlement of the amounts aforementioned in Section 11.8 (d), shall be charged to the Bank as security for repayment of the Loan and shall be retained by the Bank until full settlement thereof.

12. **NATURE OF THE SECURITIES**

12.1 The securities that have been provided and/or that will in the future be provided as security for the Loan are of a continuing nature and shall remain in force until the Bank confirms their cancellation in writing, provided that the said securities shall be cancelled immediately upon repayment of the Loan.

12.2 Cancelled.

12.3 Where the Bank has compromised or grants an extension or relief to the Borrower, [or] the Bank possesses any of the Borrower's binding commitments in connection with the Loan, [or] releases or waives securities, these matters shall not alter the substance of the securities created as security for the Loan and all such securities and binding commitments as have been given and/or shall in future be given by the Borrower, shall remain in full force and effect.

12.4 Cancelled.

13. **RIGHT OF TRANSFER AND DISCLOSURE OF INFORMATION; MANAGEMENT OF THE LOAN.**

13.1

(a) The Bank may at any time at its sole discretion and without having to obtain the Borrower's consent, transfer its rights in connection with the Loan, the said amounts, and/or under this Letter of Undertaking and/or its rights under the mortgages and securities that have been provided and/or shall in future be provided for the due performance of the obligations in relation to the Loan, the said amounts, and/or under this Letter of Undertaking (hereinafter: the said rights), to any other party and/or corporate body, either within Israel or outside Israel (hereinafter: the Transferee), subject to the provisions of this Section hereunder (except directly or indirectly to Bank Leumi Israel Ltd.), provided that the Banks is left with at least 50.01% of the said rights and the Bank being the exclusive Manager of the Loan and shall represent the Transferee in the context of management of the Loan, *vis a vis* the Borrower. The Borrower undertakes to collaborate, in so far as is necessary for the purpose of transferring the said rights, and including the signature of any document that may be required in relation thereto.

"Transfer" means - a sale and/or assignment of the said rights, either wholly or partially, directly as well as by means of a sale of rights of participation in the said rights and in any other manner that the Bank shall see fit. Such transfer can be made in favor of one Transferee or a number of Transferees, at the same time or from time to time.

(b) The Bank may at any time disclose information (as such is defined hereunder) pertaining to a transfer of the said rights, to any person and/or corporate body, whether within Israel or outside Israel with whom the Bank is conducting or is likely to be conducting negotiations in the future for the transfer of the said rights to it (hereinafter: "a Potential Contracting Party"). The Bank may also disclose information to its advisors and/or to those acting on behalf of any Potential Contracting Party and also to companies engaged in credit rating, for the purpose of rating the rights (hereinafter: "Advisors"). Disclosure of the information shall be made subject to the Potential Contracting Party and/or his Advisors signing a non-disclosure document, in such form as shall be acceptable to the Bank.
"Information" means - any information currently at the Bank's disposal and/or which shall be in its possession in the future, and including information that has been forwarded to the Bank by the Borrower, which at the Bank's discretion, it is necessary or advisable to pass on in connection with the transfer of the said rights, including information about credit that has been given and/or that will be given in the future to the Borrower under this Letter of Undertaking, information about the mortgages and securities that have been given and/or that will be given in the future as security for the same, as well as information about the Borrower.

(c) The Borrower agrees that it will not be authorized to transfer or assign to another party, any right or obligation in relation to the Loan and/or under this Letter of Undertaking, without obtaining the previous and written consent of the Bank.

13.2 The Bank may manage the Loan or any part of it by registration thereof at any branch of the Bank that it shall select, either in Israel or overseas. The Bank may also at any time and from time to time, at its sole discretion and without requiring any further consent of the Borrower, transfer the management of the Loan or any part thereof, from one branch of the Bank to another of its branches, either in Israel or overseas.

14. **PROVISION OF BALANCE SHEETS AND FINANCIAL STATEMENTS**

14.1 The Borrower is aware that if the Borrower has been or will in the future be obliged by law to prepare periodical Balance Sheets and Financial Statements, then it shall be a condition precedent to receipt of the Capital Sum and the continued existence of the loan that such Balance Sheets and Financial Statements shall be furnished to the Bank as required in accordance with the regulations of the Inspector of Banks and/or the Bank of Israel and/or the provisions of any law and/or a competent authority, and the Borrower undertakes to furnish them as aforesaid, in such format as has been prescribed by law or in accordance with normally accepted accounting principles.

14.2 At the request of the Bank from time to time the Borrower will make available for scrutiny of the bank and/or its representative during the Bank's normal

working hours, any Balance Sheet, Financial Statement, account book, card or ledger card, tape, books, documentary proof and other documents as well as any information in connection with the financial and operating situation and/or state of the Borrower's business.

15. **DUTY OF NOTIFICATION**

15.1 The Borrower hereby undertakes to notify the Bank in writing of any objection or opposition that it has, if any, in connection with any account, account summary, certification or notification that it receives from the Bank, including receipt of information by means of an update. If it does not object or signify such opposition within 21 days from the date of the sending of such account, account summary, certification or notification, the Bank may deem them to have been confirmed as correct.

15.2 The Borrower undertakes to immediately inform the Bank:

(a) Of any case of a claim of any right over any security in favor of the Bank for securing the loan and/or of any execution proceedings or injunction or mandatory order or other proceedings that have been taken for attachment, preservation of or realization of such a security;

(b) Of any one of the occurrences referred to above in Section 10;

(c) Cancelled;

(d) Of any change of address;

16. **PRINCIPAL TERMS**

Sections, 3, 4, 5, 6, 7, 9, 10, 11.1, 11.8, 14, 15.2, 19, and 24 are principal terms and are of the essence of this Letter of Undertaking.

17. **EXPENSES AND COMMISSIONS**

Without derogating from the Bank's rights as specified in this Letter of Undertaking, and subject to what is stated hereunder in Section 28, all the expenses and commissions in connection with this Letter of Undertaking shall be paid by the Borrower, with the addition of interest at the maximum rate from the date on which they were incurred or upon the expiration of 14 days from the date of demand for them (as specified hereunder), as the case may be, until their actual payment in full.

(a) Cancelled.

(b) The Bank shall be entitled to charge any account of the Borrower, *inter alia,* as specified above in Section 11.2, with all such expenses and commissions as are detailed in this document and with all such other expenses and commissions as are incurred in connection with the loan and all immediately upon them having been incurred.

If and in so far as the commissions and/or expenses detailed in this document have been determined in accordance with what is prescribed in the Bank's Schedule of Tariffs and/or by law, in that event for the removal of doubt it is

hereby clarified that the amount and/or the rate thereof as prescribed in this document are correct as at the date of preparation of this document and may vary by the date of their actual collection.

(c) Cancelled

(d) Additional expenses and commissions pertaining to the realization of securities shall be paid by the Borrower to the Bank upon its first written demand.

(e) Additional expenses and commissions in connection with the institution of recovery proceedings and including reasonable professional fees of the Bank's Attorneys shall be paid by the Borrower to the Bank upon its first written demand.

It is clarified that if and in so far as the amounts of, or the rates of such commissions and/or expenses in this Letter of Undertaking have not been expressly prescribed, in that event in so far as such amounts or rates of such commissions and/or expenses have been determined in accordance with the Bank's Schedule of Tariffs, as it may be from time to time subject to any approved benefits for the Borrower, such amounts or rates shall be as specified in the Bank's Schedule of Tariffs, as are in force from time to time.

All the said expenses and commissions with the addition of interest at the maximum rate (if and in so far as it applies as aforesaid) shall be secured, until actual full payment thereof, by such securities as have been given and/or shall in future be given to the Bank by the Borrower and/or by others for and on its behalf.

18. **UNDERTAKING FOR INDEMNITY**

The Borrower hereby undertakes to indemnify the Bank for any loss that is caused to the Bank as a result of a judgment, order and/or decision of a court, execution office and/or of any competent authority, that is pronounced for the payment of any sum in connection with the Loan and in respect of which the currency for payment under such judgment, order, and/or decision has been stipulated in a currency that is different to that of the Loan Currency, and further for any loss that the Bank might sustain as a result of any change in the exchange rates of the Loan Currency as opposed to the currency of the judgment, order and/or decision, in the period between the date stipulated for payment of such amount in accordance with this Letter of Undertaking and the date of actual payment. The aforementioned undertaking of the Borrower for indemnity, is a separate and independent undertaking and shall remain in force irrespective of any waiver made and/or indulgence granted to it by the Bank from time to time and such undertaking shall remain unaltered without its force and effect being detracted from and/or prejudiced as a result of a judgment, order or decision as aforesaid.

19. **THE BORROWER'S LIABILITY**

(a) If this Letter of Undertaking is signed by two or more Borrowers, each of them shall be jointly and severally liable for the fulfillment of all the

obligations contained therein. When the account holders or the account to be charged are two or more, the liability of all the parties to such accounts shall be joint and several for the fulfillment of all the obligations under this Letter of Undertaking.

(b) Provided that if a signatory as a Borrower or a party to an account or to the account to be charged as aforementioned was legally incompetent or has been exempted in any way from his liability for the fulfillment of any obligation under this Letter of Undertaking, the liability of the other signatories of this Letter of Undertaking or the liability of the other holders of such accounts shall not be adversely affected.

20. **INTERPRETATIONS**

In this Letter of Undertaking - **(a)** the singular includes the plural and *vice versa*; **(b)** the male gender includes the female and *vice versa;* **(c)** "**the Bank**" means Bank Hapoalim Ltd. and each of its existing branches on the date of this Letter of Undertaking and/or those that are opened anywhere in the future, either in Israel or outside Israel, its transferees and substitutes and those acting with the authority of the Bank; **(d)** "**Bills**" means - promissory notes, bills of exchange, checks, undertakings, guarantees, securities, assignments, bills of lading, deposit notes and any other negotiable instruments; **(e)** cancelled; **(f)** the term "**the Bank's Books**" shall be construed as also including - any book, register, account statement, copy of an account statement, loan contract, letter of undertaking, deeds signed by the Borrower, ledger cards, folio, reel, all means of storage of data for the purposes of electronic computers as well as any other means of storage or retrieval of data; (g) the term "**Records**" shall be interpreted as also including any record or copy of a record whether recorded or copied in handwriting or by a typewriter or recorded or copied by printing, duplication, photography (including microfilm or microfiche) or by means of any mechanical electrical or electronic device or by means of recording or electronic computers or any other means of recording or presentation of words or digits or any other markings that are customary in the banks; **(h)** "**Business Day**" unless otherwise defined in this document it means - "**a Banking Business Day**" as such is defined in the Banking Regulations (Service to Customer) (Date of Crediting and Debiting of Checks) 5752-1992, and on which the Banks are also open for business in London and in a country in which the Loan Currency constitutes legal tender. "A Banking Business Day" - in the Banking Regulations (Service to Customer) (Date of Crediting and Debiting of Checks) 5752-1992, means - any day except a Saturday, non-working days, the two days of Rosh Hashanah, the eve of Yom Kippur and Yom Kippur, the first and eighth days of Succoth, Purim, the first and second days of Pesach, Independence Day, the Festival of Shavuot, and the 9th of Av, except for any other day which the Inspector of Banks determines as a day that is not a Banking Business Day; when the basket of currencies specified hereunder in Section 27 is defined as the Loan Currency the term " Business Day" means - a day on which the Bank of Israel publishes a representative rate for the basket of currencies specified hereunder in Section 27; for the purposes of Sections 24, 25, 26, the meaning of the term "business day" is: a day on which the bank publishes a rate of exchange for checks and transfers. **(i)**

"The Usual Bank Rate " - means as regards any purchase of foreign currency for the credit of the Borrower's account and subject to any approved benefits for the Borrower at that time - the highest rate for checks and transfers that is charged by the Bank at the relevant time for sale of the relevant foreign currency to its customers, in consideration of Israeli currency, with the addition of exchange commission, any tax, levy, mandatory or other payments etc. As regards any sale of foreign currency to the debit of the Borrower's account and subject to all such benefits as are approved for the Borrower at that time - the lowest rates for checks and transfers that is charged by the Bank at the relevant time for purchase from its customers of the relevant foreign currency in consideration of Israeli currency, after deduction of exchange commission, any tax, levy, mandatory or other payments etc; **(j)** the preamble to this Letter of Undertaking constitutes an integral part of it; **(k)** in any case in which the Bank is entitled to take any action under this Letter of Undertaking, it is not under an obligation to do so; **(l)** in any case in which the Bank is entitled to charge any account of the Borrower, it may do so irrespective of whether the account is in debit balance or in credit and including whether such debit balance arises because of the charging of such account by the Bank as aforesaid; **(m)** the section headings have been inserted for convenience only and shall not be used for purposes of interpretation; **(n)** **"Control"** shall have the meaning assigned to it in the Securities Law, 5728-1968.

21. **DISCLOSURE OF INFORMATION**

Any branch of the Bank that is managing the Loan or any part of it may disclose to the Principal Board of Management of the Bank, to any participant or correspondent, potential assignee or transferee or to any other person or body that is interested in entering into a contract with the Bank in connection with the loan or such part of it, as well as to the Bank of Israel, the Inspector of Banks, the Inspector of Foreign Currency or any other person acting by virtue of their authority, or to any other competent authority to which such branch or the Principal Board of Management of the Bank is subject, or to the Principal Board of Management of the Bank in order to forward particulars of the Borrower to such competent authorities, or that pertain to the loan made to the Borrower in accordance with this Letter of Undertaking, whether at the request of such competent authorities or as the branch or the Principal Board of Management of the Bank shall deem appropriate at its discretion.

22. **NOTIFICATIONS AND WARNINGS**

Any notification that is sent through the mail by the Bank to the Borrower in a registered or an ordinary letter to the address referred to above (as regards the Borrower) or to the registered office address of the Borrower or to such other address as the Borrower shall notify the Bank in writing, shall be deemed a notification duly received by the Borrower within 4 (four) business days from the time that the letter was sent containing such notification. A written declaration by the Bank shall constitute evidence of the date of the sending of the notification. Any notification that is given to the Borrower in any other way shall be deemed to

have been received by the Borrower at the time that it is given or on the date of its publication.

23 **THE SUBSTANTIVE LAW AND PLACE OF JURISDICTION**

23.1

(a) This Letter of Undertaking shall be interpreted pursuant to and in accordance with the Laws of the State of Israel.

(b) The exclusive place of jurisdiction for the purposes of this Letter of Undertaking and/or the Loan is hereby stipulated as follows:
In the competent Court of Law in Tel Aviv - Jaffa.

(c) The Borrower hereby agrees that any Writ of Summons, Notification, Judgment, Legal Proceeding or Court Documents in relation to the legal proceedings referred to above in sub-section (b) shall be served on the Borrower through a representative in Israel whose name and address shall be provided in writing by the Borrower. The Borrower will be entitled at any time and from time to time by written notice to the Bank by registered mail, to change its representative in Israel and/or its address in Israel for the purpose of service on the Borrower of Court Documents and the other documents referred to above.

24. **Cancelled**

25. **Cancelled**

26. **COLLECTION CHARGES**

Collection charges shall be collected in the Loan Currency in respect of the handling of the collection of payments on account of the Capital Sum and/or Interest, in respect of every such payment.
The amount of such commission has been determined according to the amount in NIS stipulated in the Bank's Schedule of Tariffs (NIS __________as at the date of preparation of this Letter of Undertaking) for every such payment, with such amount being interpreted in the Loan Currency in accordance with the "checks/ transfers - sale" rate of exchange that is published from time to time by the Bank, which accords with the Loan Currency, and which is known at the time of the making of any payment on account of the Capital Sum and/or the Interest (namely that which is published on the last business day prior to the date of the making of any such payment).
As of the date of preparation of this Letter of Undertaking the said rate is __________ and accordingly as of the date of preparation of this Letter of Undertaking the amount of such commission is ___________ (_____________) in the Loan Currency for each such payment.
This amount may vary if and in so far as a change occurs in the said exchange rate as aforementioned.

Collection of this commission shall be on the date stipulated for the making of any payment on account of the Capital Sum and/or the interest in accordance with this document.
The amount of this commission that has been fixed in the Bank's Schedule of Tariffs in NIS may vary from time to time and notice thereof shall be given by the Bank in two daily newspapers and on the notice board in branches of the Bank.
In the case of the occurrence of an increase in the commission tariff, the said notice shall be given at least two weeks prior to the date of the change, and in the case of a reduction in the commission tariff the notice shall be given no later than three Banking Business Days after such change has occurred, as the term Banking Business Day is defined in the Banking Regulations (Service to Customer) (Dates of Crediting and Debiting of Checks), 5752-1992.
If the Loan is not repaid on the date of any payment/payments on account of the Capital Sum and/or Interest, the amount of such commission shall be added to the amount of such payment/payments on account of such Capital Sum and/or Interest as is unpaid at such date/dates, and the foregoing provisions of Section 6.2 shall apply in respect of such commission.

27. **Cancelled**

28. **ADDITIONAL EXPENSES AND/OR COMMISSIONS**

It is hereby agreed that the Borrower shall not be charged loan allocation fees and fees for the preparation of documents beyond the one-time payment to the Bank in New Shekels equivalent to $10,000 in accordance with the Bank's letter dated March 8, 2007.

The aforesaid in this document with regard to commissions and/or expenses is correct unless it has been agreed and/or will in future be agreed otherwise in writing between the Borrower and the Bank.

AND IN WITNESS WHEREOF WE HAVE SIGNED

(-)

____

Federman Enterprises Ltd.

Lawyer's Certification

I the undersigned, Raphael Malman, Advocate, hereby acting as the Attorney of Federman Enterprises Ltd., Private Co. No. 51-227839-1, hereby certify that the above document was signed by the said Company by means of Messrs Michael Federman Identity Card No.06321798 and Dov Nineveh Identity Card No.10939163 and this in accordance with a resolution of the Company which was duly adopted and in accordance with the documents of incorporation of the Company, and that the said signatures duly bind the Company in all respects.

March 26, 2007	Raphael Malman, Advocate
____________	______(-)______________________
Date	Signature and Seal